NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 28, 2019 pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 14, 2019, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in State of Incorporation of Contango Oil and Gas Company which became effective on June 14, 2019, each share of Common Stock of Contango Oil and Gas Company (Delaware) automatically converted into one share of common stock of Contango Oil and Gas Company (Texas). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Common Stock of Contango Oil and Gas Company (Delaware) and does not affect the continued listing on the NYSE of Common Stock of Contango Oil and Gas Company (Texas).